[NAME OF TRUST]

                            REFERENCE TRUST AGREEMENT


                  This Reference Trust Agreement (the "Agreement") dated [insert closing date] between [Name of Depositor(s)], as Depositor(s), [Name of Trustee], as Trustee, and [Name of Evaluator], as Evaluator, if any, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "[Name and date of Indenture]" and as amended in part by this Agreement (collectively, such documents hereinafter called the "Indenture and Agreement"). This Agreement and the Indenture, as incorporated by reference herein, will constitute a single instrument.


                                WITNESSETH THAT:


                  [insert for Equity Trusts only: WHEREAS, this Agreement is a Reference Trust Agreement as defined in Section 1.1 of the Indenture, and shall be amended and modified from time to time by an Addendum as defined in Section
1.1 (1) of the Indenture, such Addendum setting forth any Additional Securities as defined in Section 1.1 (2) of the Indenture;

                  WHEREAS, the Depositor wishes to deposit Securities, and any Additional Securities as listed on any Addendums hereto, into the Trust and issue Units, and Additional Units as the case maybe, in respect thereof pursuant to Sections 2.1 and 2.6 of the Indenture;] and

                  NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Evaluator, if any, as follows:

                                     Part I

                     STANDARD TERMS AND CONDITIONS OF TRUST

                  Section 1. Subject to the provisions of Part II hereof, all the provisions contained in the Indenture are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the following sections of the Indenture hereby are amended as follows:

                  [refer to original filing for Applicable Indenture
Amendments].


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                  [for Equity Trust only: Section 2. This Reference Trust
Agreement may be amended and modified by Addendums, attached hereto, evidencing the purchase of Additional Securities which have been deposited to effect an increase over the number of Units initially specified in Part II of this Reference Trust Agreement ("Additional Closings"). The Depositor, Trustee and Evaluator hereby agree that their respective representations, agreements and certifications contained in the Closing Memorandum dated [ ], relating to the initial deposit of Securities continue as if such representations, agreements and certifications were made on the date of such Additional Closings and with respect to the deposits made therewith, except as such representations, agreements and certifications relate to their respective By-Laws and as to which they each represent that their has been no amendment affecting their respective abilities to perform their respective obligations under the Indenture.]

                                     Part II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

                  Section 1. The following special terms and conditions are hereby agreed to:

                  (a) The Securities (including Contract Securities) listed in the Prospectus relating to this series of Equity Securities Trust (the "Prospectus") have been deposited in the Trust under this Agreement (see "Portfolio" in Part A of the Prospectus which for purposes of this Indenture and Agreement is the Schedule of Securities or Schedule A).

                  (b) The number of Units delivered by the Trustee in exchange for the Securities referred to in Section 2.3 is
[       ].

                  (c) For the purposes of the definition of Unit in item (22) of
Section 1.1, the fractional undivided interest in and ownership of the Trust initially is 1/[ ] as of the date hereof.

                  (d)      The term Record Date shall mean the first business
day of [                  ] commencing on [               ].

                  (e)      The term Distribution Date shall mean the
fifteenth day of [                 ] commencing on [           ].

                  (f)      The First Settlement Date shall mean [          ].

                  (g) For purposes of Section 6.1(g), the liquidation amount is hereby specified to be 40% of the aggregate value of the Securities at the completion of the Deposit Period.


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                  (h) For purposes of Section 6.4, the Trustee shall be paid per annum an amount computed according to the following schedule, determined on the basis of the number of Units outstanding as of the Record Date preceding the Record Date on which the compensation is to be paid, provided, however, that with respect to the period prior to the first Record Date, the Trustee's compensation shall be computed at $[ ] per 100 Units:

                 rate per [      ] units      number of Units outstanding

                 [$        ]                        [            ]

                  (i) For purposes of Section 7.4, the Depositor's maximum annual supervisory fee is hereby specified to be
$[       ] per 100 Units outstanding.

                  (j)      The Termination Date shall be [              ] or
the earlier disposition of the last Security in the Trust.

                  (k)      The fiscal year for the Trust shall end on
[           ] of each year.

                  (l) For purposes of this series of [Equity Securities Trust], the form of Certificate set forth in Indenture shall be appropriately modified to reflect the title of this Series and represent as set forth above.

                  IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust Agreement to be duly executed on the date first above written.

                         [Signatures on separate pages]

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